Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of August 11, 2011 (the “Effective Date”), between AMGEN INC., a Delaware corporation (together with its Affiliates (as defined in section 14), “Amgen”), and MICROMET, INC., a Delaware corporation (together with its Affiliates, “Micromet”, and each of Micromet and Amgen individually or jointly referred to as “Party” and “Parties”)

In order to facilitate the consideration and negotiation of a possible business combination involving Amgen and Micromet (the “Potential Transaction”), Amgen has requested access to certain non-public information regarding Micromet. This Agreement sets forth Amgen’s obligations regarding the use and disclosure of such information and regarding various related matters.

Each of the parties, intending to be legally bound, acknowledges and agrees as follows:

1. Limitations on Use and Disclosure of Confidential Information.

(a) Subject to section 4 below, neither Amgen nor any of Amgen’s Representatives (as defined in section 13 below) will, at any time, directly or indirectly:

(i) make use of any Confidential Information (as defined in section 12 below), except for the specific purpose of considering, evaluating and negotiating a Potential Transaction; or

(ii) disclose any Confidential Information to any other Person (as defined in section 13 below).

(b) Without the prior written consent of Micromet, Amgen will not disclose any of the Confidential Information to any Persons who are the members representing Amgen on the “Joint Project Team” as defined in and established pursuant to that certain Collaboration and License Agreement, dated as of July 11, 2011, by and between Micromet, Inc., Micromet AG and Amgen Inc. (the “Collaboration Agreement”) set forth on Schedule I hereto under the header “Excluded Project Team Members” ( the “Excluded Representatives”) and Amgen will not directly engage such Excluded Representatives in the process of evaluating or negotiating a Potential Transaction; provided, however, that if, after the date hereof and during period of the Term that the Parties continue to be in discussions regarding a Potential Transaction, Amgen notifies Micromet in writing pursuant to the Collaboration Agreement that it has added Persons to Joint Project Team, Schedule I will be revised to include those Persons as Excluded Representatives, with the restrictions applicable to Excluded Representatives effective in respect of such Person as of the date identified opposite such Person’s name on Schedule I (which will be the date notice of the addition of such Person to the Joint Project Team was delivered pursuant to the Collaboration Agreement); and provided, further, that notwithstanding any other provision of this section 1(b), the Persons on Amgen’s project team established under the Collaboration Agreement who are listed on Schedule I under the header “Participating Project Team Members” shall not be Excluded Representatives.

(c) Amgen will be liable and responsible for any breach of this Agreement by any of its Representatives and for any actions taken by such Representatives on behalf of or for the direct benefit of Amgen that would have constituted a breach under this Agreement had such Representative been a party hereto. Amgen will (at its own expense) take all reasonable actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information; provided, that in no event will Amgen be required to make any undertaking with respect to its Representatives beyond that which it would undertake to protect the confidentiality of its own confidential information of a similar nature in the ordinary course of its business, but in no case shall Amgen use less than reasonable care in the protection of such Confidential Information.

2. Contacts between Amgen and Micromet.

(a) During the Standstill Period, unless otherwise authorized by Micromet, Inc.’s Chief Executive Officer (the “CEO”) or the chairman of Micromet, Inc.’s board of directors (the “Chairman”), Amgen and any Amgen Representatives will not contact or otherwise communicate directly with any of Micromet’s officers, directors or employees on matters relating to the Potential Transaction except (i) through the CEO or the Chairman, or (ii) at meetings and telephone calls attended by the CEO or the Chairman.

(b) Any request by Amgen or any of its Representatives to review Confidential Information must be directed to the CEO, or such other Person as the CEO may designate from time to time.

3. No Representations by Micromet. Neither Micromet nor any of Micromet’s Representatives will be under any obligation to make any Confidential Information available to Amgen or any of Amgen’s Representatives or to supplement or update any Confidential Information previously furnished. Neither Micromet nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and neither Micromet nor any of its Representatives will have any liability to Amgen or to any of Amgen’s Representatives relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Potential Transaction between Amgen and Micromet and is validly executed on behalf of Amgen and Micromet (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in section 1 above:

(i) Amgen or its Representatives may disclose Confidential Information if and to the extent that Micromet consents in writing to Amgen’s or its Representative’s disclosure thereof;

(ii) Subject to section 1(b) of this Agreement, Amgen may disclose Confidential Information to any Representative of Amgen, but only to the extent such

Representative (A) needs to know such Confidential Information for the purpose of helping Amgen evaluate or negotiate a Potential Transaction, and (B) is bound by obligations of confidentiality at least as restrictive as the provisions hereof; and

(iii) subject to section 4(b) below, Amgen may disclose Confidential Information (1) to the extent required by applicable law or governmental regulation (including without limitation any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of Amgen’s securities are listed or quoted), by valid legal process or in response to a demand by a regulatory agency, or (2) to establish Amgen’s compliance with the terms and conditions hereof or its ongoing rights and responsibilities hereunder in the defense of a claim by Micromet that Amgen has breached this Agreement (including through its Representatives).

(b) If Micromet delivers to Amgen a written notice stating that specifically identified documents or materials that are Confidential Information may be disclosed only to specified Representatives of Amgen prior to the delivery of such to Amgen or its Representatives, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, Amgen will not thereafter disclose or permit the disclosure of any such Confidential Information to any other Representative of Amgen unless otherwise authorized by Micromet.

(c) If Amgen or any of Amgen’s Representatives is required by law or governmental regulation (including without limitation any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of Amgen’s securities are listed or quoted) or by subpoena or other valid legal process or in response to a demand by a regulatory agency to disclose any Confidential Information to any Person, then Amgen will promptly provide Micromet with written notice of the requirement so that Micromet may seek a protective order or other appropriate remedy. Amgen will use commercially reasonable efforts (i) to cooperate fully with Micromet and Micromet’s Representatives in any attempt by Micromet to obtain any such protective order or other remedy and (ii) cause its Representatives to do the same. If Micromet elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Amgen disclose Confidential Information, and if Amgen furnishes Micromet with a written opinion of reputable legal counsel confirming that the disclosure of such Confidential Information is legally required, then Amgen may disclose such Confidential Information to the extent legally required; provided, however, that Amgen will use its commercially reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed and will use its commercially reasonable efforts to cause its Representatives to do the same; provided, that in no event will Amgen or its Representatives be required to make any undertaking beyond that which it would undertake to protect the confidentiality of its own confidential information of a similar nature in the ordinary course of its business, but in no case shall Amgen use less than reasonable care in the protection of such Confidential Information.

5. Return of Confidential Information. If Amgen determines that it does not wish to proceed with the possible negotiated transaction with Micromet, Amgen will promptly advise Micromet in writing of that decision. Upon Micromet’s written request, Amgen and Amgen’s Representatives will, promptly deliver to Micromet any Confidential Information (and all copies thereof) obtained or possessed by Amgen or any of Amgen’s Representatives; provided, however, that, in lieu of delivering to Micromet any written materials Amgen and its Representatives may destroy such written materials and deliver to Micromet a certificate confirming their destruction. Notwithstanding the foregoing, Amgen’s Representatives that are law firms may retain copies of the Confidential Information solely for archival purposes and to establish Amgen’s compliance with the terms and conditions hereof or its ongoing rights and responsibilities hereunder and Amgen’s Representatives that are lenders, financial advisors and/or accounting firms may retain, solely for compliance purposes, copies of the Confidential Information in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards. Notwithstanding any other provision of this Agreement to the contrary, neither Amgen nor its Representatives will be required to destroy any electronic files created during any automatic backup that are subsequently stored securely by Amgen and/or its Representatives, provided that Amgen and its Representatives will not access with the intent to use any such electronic files following the date such electronic files would otherwise be required to be redelivered or destroyed. Notwithstanding the delivery to Micromet (or the destruction by Amgen) of Confidential Information pursuant to this section 5, Amgen and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

6. Limitation on Hiring and Soliciting Employees. During the twelve month period commencing on the Effective Date, none of Amgen’s Representatives who have received Confidential Information under this Agreement will solicit or cause to be solicited any Covered Person (as defined in this section 6 below) to terminate such Covered Person’s employment relationship with Micromet in order to become an employee, consultant, or independent contractor, to or for Amgen. This section 6 will not prevent Amgen from placing causing to be placed any general advertisement or similar notice of open positions in the ordinary course of business that is not targeted specifically at employees of Micromet or engaging employee search firms that are not specifically instructed by Amgen to target Covered Persons. For purposes of this Agreement, “Covered Person” will mean any Person who is an officer or employee of Micromet with a title of Director or higher as of the date of this Agreement or who becomes an officer or employee with a title of Director or higher during the Term and before the termination of discussions regarding a Potential Transaction.

7. Standstill Provisions.

(a) Subject to section 7(c), , without the prior written request or consent of Micromet, during the period commencing on the Effective Date and terminating on the earlier to occur of (i) eighteen months from that date or (ii) the date of any Terminating Event (defined below) (such period, the “Standstill Period”), Amgen will not directly or indirectly:

(i) make, effect, initiate, cause or participate in (1) any acquisition of beneficial ownership of any securities of Micromet or any securities of any subsidiary of Micromet, (2) any acquisition of any material assets of Micromet (other than in connection with the Collaboration Agreement), (3) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Micromet or any subsidiary of Micromet, or involving any securities or assets of Micromet or any securities or assets of any subsidiary of Micromet, or (4) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Micromet;

(ii) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Micromet;

(iii) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Micromet;

(iv) take any action that requires Micromet to make a public announcement regarding any of the types of matters set forth in clause “(i)” of this sentence;

(v) enter into any discussions, negotiations, arrangement or agreement with any other Person (other than its Affiliates or Micromet) relating to any of the foregoing;

(vi) publicly request or publicly propose that Micromet or any of Micromet’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 7(a); or

(vii) agree to take, or encourage or propose the taking of, any action referred to in this section 7(a);

(b) Notwithstanding any other provision of this Agreement:

(i) nothing in this Agreement will prevent Amgen or its Representatives from communicating with the CEO or the Chairman to make a proposal for or to negotiate with Micromet in respect of a tender or exchange offer, merger or other business combination, or any other of the transactions described in section 7(a)(i) involving Micromet and Amgen so long as such communication is made confidentially;

(ii) nothing in this Agreement will prohibit Amgen from acquiring any class of securities of Micromet (including the voting rights thereof) by or through (1) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of any of Amgen’s employees or (2) any bona fide benefit plan maintained for the benefit of employees of Amgen (and, in the case of clauses (1) and (2) of this sentence, any such securities will not be considered beneficially owned by Amgen for purposes of section 7(a) above); provided that, in the case of clauses (1) and (2), (A) such acquisitions are ordinary course trading activities in compliance with applicable securities laws and Amgen will not in any way request or direct that the trustee or other administrator of such fund or plan purchase or acquire any equity securities, (B) such acquisitions are for passive investment not made with the purpose, or the effect, of either influencing the control of Micromet or effecting or preventing any control transaction involving Micromet and (C) such acquisitions, when combined with all other securities of the Micromet owned by Amgen, its affiliates and such funds and plans, will not represent 5% or more of the securities of Micromet; provided, further, that, any acquisition and/or ownership of any class of securities of Micromet that results from actions by persons other than Amgen and its affiliates (including reverse stock splits, Micromet stock repurchases, etc.) will not be a violation of this paragraph;

(iii) nothing in this Agreement will prohibit Amgen from acquiring another biotechnology or pharmaceutical company that beneficially owns any securities of Micromet, provided that such biotechnology or pharmaceutical company will have acquired securities of Micromet other than in contemplation of Amgen acquiring such biotechnology or pharmaceutical company; and

(iv) nothing in this Agreement will prohibit Amgen and its Representatives from initiating confidential discussions with, or submitting confidential proposals to, Micromet related to any commercial transaction between the Company and Micromet in the ordinary course business (such as licensing, collaboration, research, development, marketing or comparable transactions).

(c) For purposes of this Agreement, a “Terminating Event” will mean the occurrence of any of the following: (i) any Person commences a tender or exchange offer for the majority of the voting power of Micromet; (ii) any Person or group that is or includes a company that is in the business of developing, marketing, selling or manufacturing human therapeutics acquires or proposes to acquire (and such proposal becomes public) more than fifteen percent (15%) of Micromet’s capital stock, as long as Amgen is not and does not become a member of such group; or (iii) Micromet or a third Person publicly announces that Micromet has entered into, or Micromet publicly proposes to enter into, a definitive agreement with one or more unaffiliated third Persons providing for the acquisition by such Person or group of more than 25% of the voting securities of Micromet or all or substantially all the assets of Micromet (other than in connection with an internal restructuring transaction involving only Micromet, one or more of its subsidiaries and/or any holding company formed for the purpose of such transaction wholly owned by persons who were stockholders of Micromet immediately prior to such transaction). The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

8. No Obligation to Pursue Transaction. Unless Amgen and Micromet enter into a Definitive Agreement, no agreement providing for a transaction involving Micromet will be deemed to exist between Amgen and Micromet, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with Amgen. Micromet reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving Micromet, and to modify any procedures relating to any such process without giving notice to Amgen or any other Person; (b) to reject any proposal made by Amgen or any of Amgen’s Representatives with respect to a transaction involving Micromet; and (c) to terminate discussions and negotiations with Amgen at any time. Amgen recognizes that, except as expressly provided in any Definitive Agreement between Amgen and Micromet: Micromet and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party.

9. No Waiver. No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of each Party and that refers specifically to the particular provision or provisions being waived or amended.

10. Remedies. Amgen acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by Amgen or any of Amgen’s Representatives and that Micromet may suffer irreparable harm as a result of any such breach. Accordingly, Micromet will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to Micromet.

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon each Party and its assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement will be effective service of process for any action, suit or proceeding brought against such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

12. Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” will be deemed to include:

(i) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of Micromet or any predecessor entity (whether prepared by Micromet or by any other Person and whether or not in written form) that is or has been made available to Amgen or any Representative of Amgen by or on behalf of Micromet or any Representative of Micromet on or after the date hereof; and

(ii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for Amgen or any Representative of Amgen and that contains any information of the type referred to in section 11(a)(i) (or is based on, reflects or interprets such information in a manner in which such information can be reasonably and specifically derived).

(b) Notwithstanding the foregoing, for the purposes of this Agreement “Confidential Information” will not include:

(i) any information disclosed by or behalf of Micromet in connection with the Collaboration Agreement, which information remains subject to the confidentiality obligations set forth in the Collaboration Agreement;

(ii) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by Amgen or by any of Amgen’s Representatives;

(iii) any information that was in Amgen’s or its Representatives’ possession prior to the time it was first made available to Amgen or any of Amgen’s Representatives by or on behalf of Micromet or any of Micromet’s Representatives, provided that the source of such information was not known by Amgen to be bound by any contractual or other obligation of confidentiality to Micromet or any other Person with respect to any of such information;

(iv) any information that is independently discovered or developed by Amgen or its Representatives without reference to or the use of Confidential Information; or

(v) any information that becomes available to Amgen on a non-confidential basis from a source other than Micromet or any of Micromet’s Representatives, provided that such source is not known by Amgen bound by any contractual or other obligation of confidentiality to Micromet with respect to any of such information.

13. Confidentiality of Discussions.

During the Standstill Period only, each Party agrees that it shall not disclose the following to any Person other than its Representatives who (a) need to know such Confidential Information for the purpose of helping it evaluate or negotiate a Potential Transaction and (b) are bound by obligations of confidentiality at least as restrictive as the provisions hereof: (i) the existence and terms of this Agreement, and the fact that Confidential Information has been made available to Amgen or any of its Representatives and (ii) the fact that discussions or negotiations are or may be taking place between the Parties with respect to a Potential Transaction, and the proposed terms of any such transaction.

14. Term.

This Agreement will become effective on the date of this Agreement and terminate on the date that is eighteen months from the Effective Date (the “Term”); provided, however, that (a) the obligations contained in this Agreement with respect to Confidential Information other than IP Information and Collaboration Information (each as defined below) disclosed during the Term will survive any expiration or termination of this Agreement until the sixth anniversary of the termination date, at which time they shall terminate and (b) the obligations contained in this Agreement with respect to IP Information (as defined below) disclosed during the Term shall survive any expiration or termination of this Agreement until the tenth anniversary of the termination date, at which time they shall terminate, and (c) the obligations contained in this Agreement with respect to Collaboration Information (as defined below) disclosed during the Term will survive any expiration or termination of the Agreement until the later to occur of (i) the date that is the sixth anniversary of the Effective Date and (ii) the date that Micromet is no longer subject to any obligation of confidentiality existing as of the Effective Date in respect of such information under a Third Party Collaboration Agreement (as defined below), provided that Micromet has disclosed to Amgen all applicable provisions under any partnering or collaboration agreement with any third Person covering the Collaboration Information, at which time all obligations in respect of Collaboration Information shall terminate. “IP Information” shall mean shall mean any Confidential Information that includes know how, trade secrets, unpublished patent applications, invention disclosures and prosecution histories, and technical data. “Collaboration Information” shall mean any Confidential Information in respect of which Micromet has an obligation of confidentiality to a third Person under any partnering or collaboration agreement between Micromet and such third Person as of the date hereof (each a “Third Party Collaboration Agreement”).

15. Miscellaneous.

(a) “Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of an entity entitled to vote in the election of directors or similar governing body.

(b) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) an Affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, accountant, consultant, advisor, agent or representative of such Party or of any of such Party’s Affiliates; provided that Representatives shall not include Excluded Representatives.

(c) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(d) The bold-faced captions appearing in this Agreement have been included only for convenience and will not affect or be taken into account in the interpretation of this Agreement.

(e) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f) By making Confidential Information or other information available to Amgen or Amgen’s Representatives, Micromet is not, and will not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(g) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that Amgen and Micromet have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and will not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine will remain entitled to protection thereunder and will be entitled to protection under the joint defense doctrine, and Amgen agrees to take all commercially reasonable measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(h) This Agreement constitutes the entire agreement between Amgen and Micromet regarding the subject matter hereof and supersedes any prior agreement between Amgen and Micromet regarding the subject matter hereof.

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The Parties have caused this Agreement to be executed as of the Effective Date.

AMGEN INC.		MICROMET, INC.

By:	/s/ David Piacquad	By:	/s/ Jens Hennecke

Name:	David Piacquad	Name:	Jens Hennecke, Ph.D.

Title:	Vice President, Strategy and	Title:	Senior Vice President,

	Corporate Development		Business Development

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